Exhibit 10.1

VERACYTE, INC.
2013 STOCK INCENTIVE PLAN
Notice of Performance-Based Stock Unit Award
You have been granted an award (the “Award”) of the following Performance-Based Stock Units (“PSUs”) representing shares of Common Stock of Veracyte, Inc. (the “Company”) under the Company’s 2013 Stock Incentive Plan (the “Plan”) subject to the terms and conditions of the Plan, this Notice of Performance-Based Stock Unit Award (the “Notice”), the performance-based terms and conditions set forth in Appendix A attached hereto (“Appendix A”) and the Performance-Based Stock Unit Agreement attached hereto as Appendix B (“Appendix B”) (together, hereinafter “PSU Agreement”).
Certain capitalized terms used, but not defined in this PSU Agreement, are defined in the Plan.
Name of Participant:    [–]
Total Number of PSUs:    [–]
Date of Grant:    [–]
Performance Period:    [–]
Performance Metrics:    As set forth in Appendix A
Vesting Schedule:    As set forth in Appendix A

Expiration Date:
This Award expires on the latest of: (i) the date on which this Award is settled in full, if applicable, or (ii) the date that the Committee determines that the Performance Metrics have not been satisfied; provided, however, that it will expire earlier if Participant’s Service terminates.

By executing this document, which may be accomplished by e-signature or other electronic indication of acceptance, you and the Company agree that this Award is granted under and governed by the term and conditions of the Plan and the PSU Agreement, both of which are attached to and made a part of this document.
By executing this document you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.
[Name of Participant]    VERACYTE, Inc.
By:
Its:
Print Name

APPENDIX A

PERFORMANCE AND VESTING METRICS

[to be inserted as approved on a grant-by-grant basis.]

a.

APPENDIX B
VERACYTE, INC.
2013 STOCK INCENTIVE PLAN
Performance-Based Stock Unit Agreement

Payment for Stock Units	No cash payment is required for the PSUs you receive. You are receiving the PSUs in consideration for Services rendered by you.

Vesting	As set forth in Appendix A.

Forfeiture
Except as may be provided in Appendix A, if your Service terminates for any reason, then your Award expires immediately as to the number of PSUs that have not vested before the termination date and do not vest as a result of termination.

This means that the unvested PSUs will immediately be cancelled. You receive no payment for PSUs that are forfeited.
The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Leaves of Absence
For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Performance-Based Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. Notwithstanding the foregoing, except as otherwise required by applicable laws, vesting of your PSUs will be suspended during any unpaid leave of absence. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Performance-Based Stock Unit Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Nature of Stock Units
Your PSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of PSUs, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or

Dividends
Your PSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of PSUs, you have no rights other than the rights of a general creditor of the Company.

Stock Units

Nontransferable
You may not sell, transfer, assign, pledge or otherwise dispose of any PSUs. For instance, you may not use your PSUs as security for a loan. If you attempt to do any of these things, your PSUs will immediately become invalid.

Settlement of Stock Units
Settlement of Vested PSUs shall be made within the earlier of (i) 90 days following the applicable date of becoming Vested PSUs or (ii) March 15 of the year following the year of vesting, in either case, pursuant to the Notice.

At the time of settlement, you will receive one Share for each vested PSU; provided, however, that no fractional Shares will be issued or delivered pursuant to the Plan or this Agreement, and the Committee will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. In addition, the Shares are issued to you subject to the condition that the issuance of the Shares not violate any law or regulation.
Withholding Taxes and

Stock Withholding
Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the Award or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items.

Prior to any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer, as applicable, to satisfy all Tax-Related Items.
In this regard, you authorize the Company and/or the Employer (and their respective agents) to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following, as determined at the sole discretion of the Company and only to the extent permissible under local law: (1) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (2) withholding from proceeds of the sale of Shares acquired upon settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); (3) withholding of Shares to otherwise be issued upon settlement of the PSUs; or (4) any other arrangement approved by the Committee and permitted under applicable law; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided, however, that the Committee shall establish the method prior to the Tax-Related Items withholding event and, unless determined otherwise by the Committee in advance of a Tax-Related Items withholding event, the method of withholding for this PSU will be (3) above.
If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. The Fair Market Value of these Shares, determined as of as of the date that the taxes are required to be withheld, will be applied as a credit against the Tax-Related Items withholding. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory rate for your tax jurisdiction(s) in which case you will have no entitlement to the equivalent amount in Shares and will receive a refund of any over-withheld amount in cash in accordance with applicable law.
Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, and your rights to the Shares shall be forfeited if you do not comply with such obligations on or before the scheduled settlement deadline.

Restrictions on Resale
You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights
Neither your Award nor this Agreement gives you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments
The number of PSUs covered by this Award shall be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Company Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions provided for in this Agreement will apply to all new, substitute or additional PSUs or securities to which you are entitled by reason of this Award.

Successors and Assigns
Except as otherwise provided in the Plan or this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice
Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Applicable Law and

Choice of Venue
This Agreement will be interpreted and enforced under the laws of the State of California (without regard to their choice-of-law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, were this grant is made and/or to be performed.

Miscellaneous
You understand and acknowledge that (i) the Plan is entirely discretionary, (ii) the Company and your employer have reserved the right to amend, suspend or terminate the Plan at any time, (iii) the grant of your Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and (iv) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of Shares subject to the awards, and the vesting schedule, will be at the sole discretion of the Company.

The value of this Award shall be an extraordinary item of compensation outside the scope of your employment contract, if any, and shall not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.
You hereby authorize and direct your employer to disclose to the Company or any Subsidiary any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your employer deems necessary or appropriate to facilitate the administration of the Plan.
You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company, your employer and the Company’s other Subsidiaries hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, any Shares or directorships held in the Company and details of all awards or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.
The Plan and Other

Agreements
The text of the Plan is incorporated in this Agreement by reference. All capitalized terms in this Agreement shall have the meanings assigned to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended by the Committee without our consent, however, if any such amendment would materially impair your rights under this Agreement, this Agreement may be amended on by another written agreement, signed by you and the Company.

By EXECUTING THE ATTACHED NOTICE,
you agree to all of the terms and conditions
described above and in the Plan